Exhibit 23.a


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our reports dated February 8, 1994, relating to the consolidated financial statements of USX Corporation, the financial statements of the Marathon Group, the financial statements of the U. S. Steel Group, and the financial statements of the Delhi Group, appearing on pages U-3, M-3, S-3, and D-3, respectively, of the Annual Report on Form 10-K of USX Corporation for the year ended December 31, 1993.

/s/ Price Waterhouse

PRICE WATERHOUSE
Pittsburgh, Pennsylvania
March 30, 1994